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Exhibit 10 (xxxvii)

                             STOCKHOLDERS AGREEMENT

      STOCKHOLDERS AGREEMENT (the "Agreement") dated as of December 15, 1998 between Scott Technologies, Inc. a Delaware corporation (the "Company") and RCBA Strategic Partners, L.P., a Delaware limited partnership (the "Stockholder").

      WHEREAS, the Stockholder and its affiliates are the largest shareholder of the Company; and

      WHEREAS, N. Colin Lind and Jeffrey W. Ubben are Managing Members of the Stockholder;

      NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

            1. Appointment of N. Colin Lind as Director. The Stockholder shall designate N. Colin Lind as its representative on the Board of Directors of the Company ("Board"), and the Company shall appoint Mr. Lind to the Board.

            2. Nomination of N. Colin Lind as Director. The Company shall, for so long as the Stockholder and its Affiliates (as defined below) own or control at least 8% of the outstanding shares of common stock of the Company, use its best efforts to ensure that, following any vote for the election of directors of the Company at a stockholders' meeting or otherwise, N. Colin Lind, or, if he is not available, Jeffrey W. Ubben, a managing member of the Stockholder, is a member of the Board. "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, the Company shall have the right to terminate its obligations under this Section 2 at any time beginning one year after the effective date of this Agreement.

            3. Observer Rights for Jeffrey W. Ubben. The Company shall, for so long as the Stockholder and its Affiliates (as defined above) own or control at least 5% of the outstanding shares of common stock of the Company, permit Jeffrey W. Ubben to attend and observe meetings of the Board, and Mr. Ubben shall receive all written information provided by the Company to the Board. Unless he becomes a Director, Mr. Ubben shall have no right to vote on any matter presented to the Board, but Mr. Ubben shall have the right to examine books and records of the Company and the right to review and participate in all discussions of the Board including, without limitation, capital or equity programs. Notwithstanding the foregoing, the Company shall have the right to terminate its obligations


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under this Section 3 at any time beginning one year after the effective date of this Agreement.

            4. Amendment. This Agreement may be altered or amended only with the written consent of the parties hereto.

            5. Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto, and this Agreement may not be assigned by any party without the prior written consent of the other party.

            6. Notices. Any and all communications provided for herein shall be given in writing and deemed received when delivered by overnight courier or hand delivery, or when sent by facsimile transmission which shall be addressed, or sent, as follows:

            If to the Company, to it at:

            Scott Technologies, Inc.
            5875 Landerbrook Drive, Suite 250
            Mayfield Heights, Ohio  44124
            Attention:        Debbie Kackley, Esq.
            Telecopier:       440-442-7307

            If to the Stockholder, to it at:

            RCBA Strategic Partners, L.P.
            c/o Richard C. Blum & Associates, L.P.
            909 Montgomery Street,
            Suite 400
            San Francisco, California  94133
            Attention:        Murray A. Indick, Esq.
            Telecopier:       415-434-3130

            7. Counterparts. This Agreement may be executed in one or more counterparts, and each counterpart shall be deemed to be an original and which counterparts together shall constitute one and the same agreement of the parties hereto.

            8. Choice of Law. This Agreement shall be governed by the laws of the State of California, without regard to principles of conflict of laws.

            9. Entire Agreement. This Agreement contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes any prior


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agreements, discussions, and understanding with respect to such subject matters.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                      SCOTT TECHNOLOGIES, INC.

                                      By: /s/ Glen W. Lindemann
                                      Its: President and Chief Executive Officer


                                      RCBA STRATEGIC PARTNERS, L.P.

                                      By:      RCBA GP, L.L.C.

                                      Its General Partner

                                      By: /s/ N. Colin Lind
                                      A Managing Member


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